SECURED PROMISSORY NOTE
          FOR VALUE RECEIVED, AILI HOLDING CORP., a corporation organized under the laws of Delaware (the “Company”), promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax: 345-949-8080 (the “Holder”) or its registered assigns or successors in interest, the sum of Ten Million Dollars ($10,000,000), together with any accrued and unpaid interest hereon, on the Maturity Date (as defined below), if not sooner indefeasibly paid in full. As used herein, the “Maturity Date” shall mean the earlier of (a) August 31, 2007, (b) the merger of 180 Connect Inc., a corporation established under the laws of Canada, with and into Ad.Venture Partners, Inc., a Delaware corporation (“AVP”), with AVP being the surviving company thereof (the “AVP Merger”) and (c) the shareholders of AVP vote against approving the AVP Merger.
          The following terms shall apply to this Secured Promissory Note (this “Note”):
ARTICLE I
INTEREST AND MATURITY DATE
          1.1 Contract Rate. Subject to Sections 2.3 and 3.9, interest payable on the outstanding principal amount of this Note (the “Principal Amount”) shall accrue at a rate per annum equal to the sum of (i) the “prime rate” published in The Wall Street Journal from time to time (the “Prime Rate”), plus two percent (2%) (the “Contract Rate”). The Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable, in arrears, on the Maturity Date, whether by acceleration or otherwise.
          1.2 Maturity Date. On the Maturity Date, the Company shall pay to the Holder the outstanding Principal Amount together will all accrued and unpaid interest thereon plus any and all other unpaid amounts which are then owing under this Note by delivering to the Holder all of the assets held in the Securities Account (as defined in Section 3.10 hereof) including, without limitation, cash, cash equivalents and the AVP Stock (as defined in Section 3.10 hereof) (collectively, the “Securities Account Assets”) by transferring the Securities Account Assets to a securities account owned and designated by the Holder. The delivery of the Securities Account Assets to the Holder in accordance with this Section 1.2 shall be deemed payment in full of the Outstanding Amount.
ARTICLE II
EVENTS OF DEFAULT
          2.1 Events of Default. The occurrence of any of the following events set forth in this Section 3.1 shall constitute an event of default (“Event of Default”) hereunder:
               (a) Failure to Pay. The Company fails to pay when due any principal, interest or other fees hereon in accordance herewith when due.

               (b) Bankruptcy. The Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case or proceeding under applicable federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) the filing of any petition or proceeding against it in any involuntary case or proceeding under such bankruptcy laws, or (vi) take any action for the purpose of effecting any of the foregoing.
               (c) Use of Proceeds. The Company shall use the proceeds of this Note for any purpose other than as permitted under Section 3.10 hereof.
          2.2 Remedies. If at any time an Event of Default shall have occurred, then this Note (a) upon the occurrence of an Event of Default pursuant to Section 2.1(b), shall immediately become due and payable, without notice, together with reasonable attorneys’ fees and (b) upon the occurrence of any other Event of Default shall, at the option of the Holder, immediately become due and payable, without notice, together with reasonable attorneys’ fees if, in either case, the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If at any time an Event of Default shall have occurred, the Holder itself or by its attorney may exercise all of the rights and remedies available to the Holder or such attorney under applicable law.
          2.3 Default Interest. Following the occurrence and during the continuance of an Event of Default, the Company shall pay additional interest on the outstanding principal balance of this Note in an amount equal to two percent (2%) per month, and all outstanding obligations under this Note, including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.
ARTICLE III
MISCELLANEOUS
          3.1 Cumulative Remedies. The remedies under this Note shall be cumulative.
          3.2 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          3.3 Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address set forth below the signature of the Company hereto, and to the Holder at the address at the address set forth below the signature of the Holder hereto, with a copy to Laurus Capital Management, LLC, Attn: Portfolio Services, 335 Madison Avenue, 10th Floor, New York, New York 10017, facsimile number (212) 541-4434, or at such other address as the Company or the Holder may designate by ten days advance written notice to the other parties hereto.
          3.4 Amendment Provision. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as such successor instrument may be amended or supplemented.
          3.5 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Company may not assign any of its obligations under this Note without the prior written consent of the Holder, any such purported assignment without such consent being null and void.
          3.6 Cost of Collection. In case of any Event of Default under this Note, the Company shall pay the Holder its reasonable costs of collection, including reasonable attorneys’ fees.
          3.7 Governing Law, Jurisdiction and Waiver of Jury Trial.
               (a) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
               (b) THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE; PROVIDED, THAT THE COMPANY ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE THE HOLDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS UNDER THIS NOTE, TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE HOLDER. THE COMPANY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE COMPANY HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. THE COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE

BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE COMPANY AT THE ADDRESS SET FORTH BENEATH THE SIGNATURE OF THE COMPANY HERETO AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE COMPANY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S., PROPER POSTAGE PREPAID.
               (c) THE COMPANY DESIRES THAT ITS DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE COMPANY HERETO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE HOLDER AND/OR THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO OR THERETO.
          3.8 Severability. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.
          3.9 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by such law, any payments in excess of such maximum rate shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.
          3.10 Use of Proceeds. The Company directs the Holder to fund all of the proceeds of the loans made under this Note into a securities account in the name of the Company maintained at Legend Merchant Group (the “Securities Account”). The Company shall use the proceeds of the loans made under this Note solely to (a) invest in cash or cash equivalents and/or (b) purchase common stock of AVP (the “AVP Stock”), all of which shall, at all times, be held in the Securities Account. Notwithstanding the foregoing, the Company shall not purchase any AVP Stock if, after giving effect to any purchase of AVP Stock, the average per share purchase price of the AVP Stock in the Securities Account, including the AVP Stock so purchased, is greater than the Trust Value per share at the date of such purchase. As used herein, the term “Trust Value” shall mean, at the date of determination thereof, the amount determined by dividing (i) the amount of cash in the trust account at Citibank N.A. established for the benefit of AVP’s public stockholders that will be available for distribution to AVP’s public stockholders by (ii) 9,000,000.
          3.11 Security Interest. The Holder has been granted a security interest in the Securities Account and all the assets held therein as more fully described in that certain Pledge and Security Agreement dated as of the date hereof by and between the Company and the Holder.
          3.12 Information; Further Assurances. Upon the Holder’s request, the Company shall (a) furnish to the Holder information relating to the Securities Account including, without limitation, information required to determine the Trust Value of the common shares of AVP and (b) promptly take such other action and execute and deliver such instruments, agreements and documents as the Holder may reasonably request including, without limitation, the delivery of duly executed instruments of transfer or assignments in blank with respect to the AVP Stock, in form and substance satisfactory to the Holder.
          3.13 Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.
          3.14 Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Company (or its agent) shall register this Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Company of this Note to the new holder or the issuance by the Company of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Company (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).
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          IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be signed in its name effective as of this ___day of July, 2007.

AILI HOLDING CORP.

By:	/s/ Mark Leben
Name:
Title:

Address:
c/o Mark Leben
333 Stanley Avenue
Brooklyn, New York 11207
Telephone: 718-566-7763
Facsimile: 718-566-7766
SIGNATURE PAGE TO
SECURED TERM NOTE